Exhibit 99.1

Bridgehouse Marine Limited

Consolidated Financial Statements

Years Ended December 31, 2013 and 2012

Bridgehouse Marine Limited

Consolidated Financial Statements

Years Ended December 31, 2013 and 2012

INDEPENDENT AUDITOR’S REPORT

Board of Directors

Bridgehouse Marine Limited

New Saxon House, 1 Winsford Way

Boreham Interchange, Chelmsford

Essex CM2 5PD

We have audited the accompanying consolidated financial statements of Bridgehouse Marine Limited and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bridgehouse Marine Limited and its subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ BDO LLP

BDO LLP

London, United Kingdom

December 8, 2014

Bridgehouse Marine Limited

Consolidated Balance Sheets

As of December 31,

(in thousands)
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	£25,983	£29,767
Accounts receivable (net of allowance for doubtful accounts receivable of £751 and £68 at December 31, 2013 and 2012, respectively)	15,497	27,098
Inventories	5,865	4,256
Prepaid expenses and other current assets	17,645	15,098
Costs and recognized earnings in excess of billings on uncompleted contracts	185	1,035
Related party loan receivable (net of allowance for doubtful debt of £4,250 and nil at December 31, 2013 and 2012, respectively)	14,500	—

Total current assets	79,675	77,254
LONG TERM INVESTMENT	46,667	47,912
PROPERTY, PLANT AND EQUIPMENT – Net	71,722	70,044
OTHER ASSETS	4,556	4,614

TOTAL ASSETS	£202,620	£199,824

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	£7,950	£2,435
Accrued expenses and other current liabilities	17,283	24,381
SPA price provision	17,942	9,480
Billings in excess of costs and recognized earnings on uncompleted contracts	1,958	133
Accrued income taxes	33	53
Current portion of long term debt	9,497	4,079

Total current liabilities	54,663	40,561
LONG-TERM DEBT	46,603	58,256
PENSION LIABILITY	31,093	25,602
DEFERRED TAX LIABILITY	618	652
OTHER LIABILITIES	5,034	4,822

Total liabilities	138,011	129,893
COMMITMENTS AND CONTINGENCIES (See Note 9)
STOCKHOLDERS’ EQUITY:
Common stock, £1.00 par value – 2,000,000 ordinary shares authorized; 1,266,000 ordinary shares issued and outstanding at December 31, 2013 and 2012	1,266	1,266
Retained earnings	77,155	73,129
Accumulated other comprehensive loss	(20,676)	(11,467)

Total stockholders’ equity before noncontrolling interest	57,745	62,928
Non-controlling interest	6,864	7,003

Total stockholders’ equity	64,609	69,931

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	£202,620	£199,824

See notes to consolidated financial statements.

Bridgehouse Marine Limited

Consolidated Statements of Operations

Years Ended December 31,

(in thousands)
	2013	2012

NET REVENUE
Installation revenue	£22,624	£29,753
Maintenance revenue	53,453	55,327
Charter revenue	22,927	17,226

Total net revenue	99,004	102,306

OPERATING EXPENSES
Cost of revenue	71,913	76,990
Selling, general and administrative	6,281	6,071
Depreciation	7,563	8,764
Gain on sale or disposal of assets	(40)	(657)

Total operating expenses	85,717	91,168

INCOME FROM OPERATIONS	13,287	11,138

INTEREST EXPENSE	(4,771)	(5,652)
INTEREST INCOME AND OTHER EXPENSE, net	1,193	77
FOREIGN CURRENCY TRANSACTION GAIN (LOSS)	992	(437)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND INCOME FROM EQUITY INVESTEES	10,701	5,126

INCOME FROM EQUITY INVESTEES	2,798	3,323
INCOME TAX (EXPENSE) BENEFIT	(10)	65

INCOME FROM CONTINUING OPERATIONS	13,489	8,514

LOSS FROM DISCONTINUED OPERATIONS, net of tax	(8,462)	(7,635)

NET INCOME	5,027	879

Less: Net income attributable to noncontrolling interest	(896)	(89)

NET INCOME ATTRIBUTABLE TO BRIDGEHOUSE MARINE	£4,131	£790

The tax impact of discontinued operations is negligible.

See notes to consolidated financial statements.

Bridgehouse Marine Limited

Consolidated Statements of Comprehensive Loss

Years Ended December 31,

(in thousands)
	2013	2012

NET INCOME	£5,027	£879
OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustment	(515)	(899)
Actuarial loss on pension schemes	(9,717)	(5,718)
Less: Net income attributable to the noncontrolling interest	(896)	(89)
Less: Comprehensive loss attributable to noncontrolling interest	1,023	662

COMPREHENSIVE LOSS ATTRIBUTABLE TO BRIDGEHOUSE MARINE	£(5,078)	£(5,165)

The tax impact in respect of items noted above is negligible.

See notes to consolidated financial statements.

Bridgehouse Marine Limited

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31,

(in thousands, except share data)				Retained	Accumulated
		Common Stock		Earnings (Accumulated	Other Comprehensive	Non- controlling
	Total	Shares	Amount	Deficit)	Income (Loss)	Interest

Balance as of January 1, 2012	£75,669	1,266	£1,266	£72,339	£(5,512)	£7,576
Net income (loss)	879	—	—	790	—	89
Actuarial loss on pension schemes	(5,718)	—	—	—	(5,146)	(572)
Net translation difference in foreign currency	(899)	—	—	—	(809)	(90)

Balance as of December 31, 2012	£69,931	1,266	£1,266	£73,129	£(11,467)	£7,003
Net income (loss)	5,027	—	—	4,131	—	896
Actuarial loss on pension schemes	(9,717)	—	—	—	(8,745)	(972)
Adjustment in respect of employee share schemes	(117)	—	—	(105)	—	(12)
Net translation difference in foreign currency	(515)	—	—	—	(464)	(51)

Balance as of December 31, 2013	£64,609	1,266	£1,266	£77,155	£(20,676)	£6,864

See notes to consolidated financial statements.

Bridgehouse Marine Limited

Consolidated Statements of Cash Flows

Years Ended December 31,

(in thousands)
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	£5,027	£879
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for doubtful accounts receivable	683	17
Provision for doubtful related party receivable	4,250	—
Share-based compensation expense	(117)	—
Dividends from long term investments	3,109	23,687
Depreciation and amortization	7,563	9,709
Gain on sale or disposal of assets	(40)	(660)
(Gain) loss on sale of investments	8,648	(4,228)
Equity investment income	(2,798)	(3,909)
Impairment of fixed asset investment	—	518
Unrealized foreign currency transaction (gain) / loss	(1,350)	1,383
Changes in assets and liabilities, net of acquisitions:
(Increase) decrease in accounts receivable	10,918	(21,777)
(Increase) decrease in costs and recognized earnings in excess of billings on uncompleted contracts	850	(280)
(Increase) decrease in inventories	(1,609)	1,492
(Increase) decrease in prepaid expenses and other current assets	(1,798)	11,914
(Increase) decrease in other assets	—	(1,680)
Increase (decrease) in accounts payable	5,515	9,471

Increase (decrease) in accrued payroll and employee benefits	(62)	(714)
Increase (decrease) in accrued expenses, other current liabilities and other liabilities, net	(19,433)	(16,801)
Increase in SPA provision	8,462	9,480
Increase (decrease) in billings in excess of costs and recognized earnings on uncompleted contracts	1,825	133
Increase (decrease) in accrued income taxes	(20)	(109)
Increase (decrease) in accrued interest	(1,000)	(27)

Net cash provided by operating activities	28,623	18,498

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(9,665)	(21,379)
Sale of property and equipment and other assets	79	1,108
Purchase of investments	(126)	(506)
Sale of investments	—	7,241
Cash from disposition of business, net of cash disposed	—	31,830
Short term loan advance	(18,500)	—

Net cash (used in) provided by investing activities	(28,212)	18,294

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt	(4,195)	(17,883)

Net cash used in financing activities	(4,195)	(17,883)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	—	—

NET CHANGE IN CASH AND CASH EQUIVALENTS	(3,784)	18,909
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	29,767	10,858

CASH AND CASH EQUIVALENTS, END OF PERIOD	£25,983	£29,767

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	£4,762	£5,679
Cash paid for taxes	£30	£44

See notes to consolidated financial statements.

Bridgehouse Marine Limited

Notes to Financial Statements

Years Ended December 31, 2013 and 2012

1	Nature of Organization

Bridgehouse Marine Limited (“Bridgehouse”) incorporated in United Kingdom, is the parent holding company and sole shareholder of Global Marine Systems Limited (“GMSL”). GMSL was incorporated in United Kingdom. GMSL owns a 100% interest in Global Marine Cable Systems Pte Ltd. (“GMCS”) and is the parent company to numerous other operating subsidiaries as described in Note 2 below. Hereafter, Bridgehouse, GMSL, GMCS, and all other consolidated subsidiaries, will collectively be referred to as the Company or the Group.

GMSL is a leading provider of engineering and underwater services, responding to the subsea cable installation, maintenance and burial requirements of its customers around the world. With a fleet of vessels and specialized subsea trenching and burial equipment, the company brings a 160 year legacy in deep and shallow water cable operations. GMSL’s main operating offices are in Chelmsford, UK and Singapore.

On September 22, 2014, 94% of share capital Bridgehouse was acquired by HC2 Holdings, Inc. (“Acquirer”) for $260 million; the remaining 3% of share capital was acquired by HC2 on September 25, 2014.

2	Significant Accounting policies

Basis of Presentation

The consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of net revenue and expenses during the reporting period. Actual results may differ from these estimates. Significant estimates include allowance for doubtful accounts receivable, the fair value of pension related assets and liabilities, and valuation allowances for deferred tax assets, among others.

Principles of Consolidation

The consolidated financial statements include the accounts of Bridgehouse, its wholly owned subsidiaries, and all other subsidiaries over which the Company exerts control as defined in Accounting Standards Codification (ASC) Topic 810, Consolidation or for which the Company is the primary beneficiary if the subsidiary is determined to be a variable interest entity as defined in ASC 810. That portion of a consolidated subsidiary not wholly owned is presented as non-controlling interest in the accompanying financial statements. All intercompany profits, transactions and balances have been eliminated in consolidation.

Bridgehouse Marine Limited

Notes to Financial Statements

Years Ended December 31, 2013 and 2012

As of December 31, 2013, the following entities are included in the consolidated financial statements of the Company:

	Ownership Interest and Security Class	Country of Registration or incorporation	Nature of Business

Global Marine Systems Limited	90% Common	England and Wales	Submarine Telecommunications

Global Marine Systems (Americas) Inc**	100% Common	USA	Holding company
Global Marine Cable Systems Pte Limited**	100% Common	Singapore	Submarine telecommunications
Vibro-Einspultechnik Duker and Wasserbau GmbH**	100% Common	Germany	Submarine telecommunications
Global Marine Systems (Depots) Limited**	100% Common	Canada	Cable storage
GMSG Limited**	100% Common	Guernsey	Fleet manning
Global Marine Systems Pension Trustee Limited**	100% Common	England and Wales	Pension
Global Marine Systems (Bermuda) Limited**	100% Common	Bermuda	Dormant
Global Marine Systems (Investments) Limited**	100% Common	England and Wales	Holding company
Global Marine Systems (Vessels II) Limited**	100% Common	England and Wales	Special construction
Redsky Subsea Limited**	100% Common	England and Wales	Investment
Global Marine Systems (Vessels) Limited**	100% Common	England and Wales	Barecon charter agreements
Global Marine Search Limited**	100% Common	England and Wales	Conduct searches for subsea sunken wrecks
Global Marine Salvage Limited**	100% Common	Isle of Man	Barecon charter agreements
Global Marine Systems (Netherlands) BV**	100% Common	The Netherlands	Dormant
Global Cable Technology Limited**	65% Common	England and Wales	Manufacture of Jointing kits
Harmstorf Submarine Systems (Malaysia) Sdn Bhd**/***	30% Common	Malaysia	Submarine telecommunications
Global Marine Systems Oil and Gas Limited**	100% Common	England and Wales	Dormant
GMSL Employee Benefit Trust Limited**	100% Common	England and Wales	Trust

**	Undertaking held indirectly by the company.
***	Included as subsidiary as Bridgehouse Marine Limited has the ability to control the entity

Long term investments

Investments in non-wholly-owned companies over which the Company does not exert control or is not the primary beneficiary, are accounted for under the equity method of accounting as prescribed by ASC Topic 323, Investments – Equity Method and Joint Ventures when the Company has a 20% to 50% ownership interest or otherwise exercises significant influence over the investee company. Under the equity method, the Company generally records its proportionate interest in the underlying income or loss of the non-wholly owned company. Additional investments made or distributions received are

Bridgehouse Marine Limited

Notes to Financial Statements

Years Ended December 31, 2013 and 2012

recorded as increase and decreases respectively to the carrying value of the equity method investment. Equity method investments are evaluated for potential impairment as circumstances warrant. Impairment charges are recorded when a deemed impairment is considered other than temporary.

Discontinued Operations

In November 2012, the Company sold its ownership interests in its subsidiary Global Marine Energy Limited (“GME”) for £42,500,000. Consequently the losses from the operation together with the gain on disposal have been classified as discontinued operations for all periods presented.

As prescribed under the terms of the Sale and Purchase Agreement (‘SPA’) the purchaser reviewed the “closing accounts” in December 2012 which resulted in the purchaser submitting a claim under the SPA for a reduction in the overall purchase price. The Company made provision for such a claim in the amount of £12,000,000 in 2012 which was included in the determination of the gain (loss) on the disposition in 2012. As of December 31, 2012, the Company had reserved for £9,480,000 (net of amount held under escrow).

The Company’s provision for such estimates was based upon the reliable likely outcome of the final determination. In 2013, the Company adjusted its estimate of the final claim based upon the outcome of the independent determination. The dispute was determined on March 28, 2014 and ultimately settled in April 2014 at £20,211,000. As of December 31, 2013, the Company had reserved for £17,942,000 (net of amount under escrow) and £8,462,000 was recognised in 2013 as a loss on discontinued activities.

As a result of the sale of GME, Global Marine Energy Inc. was liquidated in 2013 and the company’s investment in this entity was expensed and included in loss on discontinued operations.

In December 2012 the company disposed of its long term investment in NTT World Engineering Marine Corporation for £7,369,000 consequently income from this equity investee was classified as discontinued operations for all periods presented together with the gain on disposal.

The following table summarises the results of discontinued operations for the periods indicated:

	December 31, 2013	December 31, 2012
Revenue	£—	£26,965
Operating expenses	—	(39,417)

Loss from operations of discontinued business units	—	(12,452)
Income from equity investees	—	586
Gain (loss) on disposal	(8,462)	4,231

Loss from discontinued operations	£(8,462)	£(7,635)

Bridgehouse Marine Limited

Notes to Financial Statements

Years Ended December 31, 2013 and 2012

The following table summarizes the assets disposed of:

	December 31, 2013	December 31, 2012
Cash and cash equivalents	—	537
Property, plant and equipment	—	34,477
Accounts receivable and other debtors	—	11,465
Inventories	—	624
Long term investments	—	6,987

Total assets	£—	£54,090

Accounts payable and other creditors	—	(24,830)

Total current liabilities	£—	£(24,830)

Fair Value Measurements

ASC Topic 820, Fair Value Measurements and Disclosures, (ASC 820) defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and requires certain disclosures about fair value measurements. The Company may be required to measure and record in its consolidated balance sheet certain assets and liabilities at fair value on a recurring or non-recurring basis. The Company is also required to disclosure the fair value of certain financial instruments that are recorded at historical cost in its consolidated balance sheet. Fair value disclosures for any asset or liability measured and recorded at fair value in the accompanying consolidated balance sheets are included throughout the notes to these consolidated financial where the accounting for such asset or liability is discussed. Fair value disclosures for financial assets and liabilities recorded at historical cost are included below.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). When measuring assets or liabilities at fair value, the Company classifies the resulting estimate based upon the nature of the inputs to the valuation technique. ASC 820 provides the following hierarchy to classify the nature of the valuation inputs and the resulting fair value measurement.

Level 1 – Inputs include unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 – Inputs include unobservable inputs that reflect the Company’s assumptions about what factors market participants would use in pricing the asset or liability. We develop these inputs based on the best information available, including our own data.

The Company’s financial instruments for which fair value disclosures are required consist primarily of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses. Due to their short-term nature, the carrying values for cash and cash equivalents, accounts receivable and accounts payable approximate fair value.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on deposit and any investment purchased with an original maturity of 90 days or less.

Bridgehouse Marine Limited

Notes to Financial Statements

Years Ended December 31, 2013 and 2012

Accounts Receivable and Related Party loan receivables

The Company’s accounts receivable consists primarily of amounts due from customers in the global telecommunications, oil and gas and energy related businesses. Details of Related Party Loan Receivables are provided in note 12(b). Accounts receivable and related party loan receivables are stated at amounts due from customers net of an allowance for doubtful accounts. The Company determines an allowance for doubtful accounts based upon historical experience, the age of certain receivable balances, current economic conditions and other factors that may affect the counterparty’s ability to pay. Accounts receivable and related party loan receivables are written off when it is determined that they are no longer collectible

Inventory

Inventory is valued at the lower of cost or market value under the first-in first-out method. Provision for obsolescence is made where appropriate and is charged to cost of revenue in the consolidated statements of operations. Short-term work in progress on contracts is stated at cost less foreseeable losses. These costs include only direct labor and expenses incurred to date and exclude any allocation of overhead.

Property, Plant and Equipment

Property and equipment are recorded at cost less accumulated depreciation, which is provided on the straight-line method over the estimated useful lives of the assets. Cost includes major expenditures for improvements and replacements which extend useful lives or increase capacity of the assets as well as expenditures necessary to place assets into readiness for use. Expenditures for maintenance and repairs are expensed as incurred. The estimated useful lives of property and equipment are as follows:

Cable-ships and submersibles	-	up to 35 years
Plant and Motor vehicles	-	3 to 20 years
Leasehold land and buildings	-	over the period of the lease

Plant includes equipment on the cable-ships that is portable and can be moved around the fleet. Plant also includes computer equipment. The expected useful lives of the assets of the business are reassessed periodically.

Property and equipment that have been included as part of the assets held for sale are no longer depreciated from the time that they are classified as such.

Assets under construction are not depreciated until they are complete and available for use; when they are reclassified to an asset class and subject to the depreciation rates set out above.

Valuation of Long-lived Assets

The Company reviews long-lived assets whenever events or changes indicate that the carrying amount of an asset may not be recoverable. In making such evaluations, the Company compares the expected undiscounted future cash flows to the carrying amount of the assets. If the total of the expected undiscounted future cash flows is less than the carrying amount of the assets, the Company

Bridgehouse Marine Limited

Notes to Financial Statements

Years Ended December 31, 2013 and 2012

is required to make estimates of the fair value of the long-lived assets in order to calculate the impairment loss which is equal to the difference between the fair value and carrying value of the assets.

The Company makes significant assumptions and estimates in this process regarding matters that are inherently uncertain, such as determining asset groups and estimating future cash flows, remaining useful lives, discount rates and growth rates. The resulting undiscounted cash flows are projected over an extended period of time, which subjects those assumptions and estimates to an even larger degree of uncertainty. While the Company believes that its estimates are reasonable, different assumptions could materially affect the valuation of the long-lived assets. The Company derives future cash flow estimates from its historical experience and its internal business plans, which include consideration of industry trends, competitive actions, technology changes, regulatory actions, available financial resources for marketing and capital expenditures and changes in its underlying cost structure.

Revenue

The Company generates revenue by providing maintenance services for subsea telecommunications cabling. The Company also generates revenues from the design and installation of subsea cables under contracts. The Company also provides installation, maintenance and repair of fiber optic communication and power infrastructure to offshore oil and gas platforms.

Telecommunication/Maintenance - GMSL provides vessels on standby to repair fiber optic telecommunications cables in defined geographic zones, and its maintenance business is provided through contracts with consortia of up to 60 global telecommunications providers. Typically, GMSL enters into five to seven year contracts to provide maintenance to cable systems that are located in specific geographical areas. Revenue from these maintenance agreements is recognized on a straight line basis unless the pattern of costs indicates otherwise.

Telecommunications/Installation - GMSL provides installation of cable systems including route planning, mapping, route engineering, cable laying, and trenching and burial. GMSL’s installation business is project-based with fixed price contracts typically lasting one to five months. Revenue is recognized as time and costs are incurred.

Charter hire - rentals from short term operating leases in respect of vessels are credited to the statement of operations on a straight line basis over the term of the lease, with the leased asset accounted for in accordance with the policy for property, plant and equipment.

Oil and Gas - GMSL provides installation, maintenance and repair of fiber optic communication and power infrastructure to offshore platforms, while realizing high margins due to implementation complexity. Its primary activities include providing power from shore, enabling fiber-based communication between platforms and shore-based systems and installing permanent reservoir monitoring systems which allow customers to monitor subsea seismic data. The majority of Global Marine’s oil & gas business is contracted on a project-basis with major energy producers or tier I engineering, procurement and construction (EPC) contractors. Revenue is recognized as time and costs are incurred.

A loss is recognized immediately if the expected costs during any contract exceed expected revenues. Amounts billed in advance of revenue recognition are recorded as deferred revenue.

Bridgehouse Marine Limited

Notes to Financial Statements

Years Ended December 31, 2013 and 2012

Foreign Currency Transactions

Foreign currency transactions are transactions denominated in a currency other than a subsidiary’s functional currency. A change in the exchange rates between a subsidiary’s functional currency and the currency in which a transaction is denominated increases or decreases the expected amount of functional currency cash flows upon settlement of the transaction. That increase or decrease in expected functional currency cash flows is reported by the Company as a foreign currency transaction gain (loss).

Foreign Currency Translation

The assets and liabilities of the Company’s foreign subsidiaries are translated into Sterling at the exchange rates in effect on the reporting date. Income and expenses are translated at the average exchange rate during the period. The net effect of such translation gains and losses are reflected within accumulated other comprehensive income (loss) in the stockholders’ equity section of the consolidated balance sheets.

Comprehensive Income

Comprehensive income (loss) is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Other comprehensive income (loss) refers to revenue, expenses, gains and losses that under accounting principles generally accepted in the United States are included in comprehensive income (loss), but excluded from the determination of net income (loss). The Company’s other comprehensive income consists of foreign currency translation adjustments and actuarial gains / losses on pension schemes. There is no tax effect in respect of the above items.

Leases

Capital Leases - Assets acquired under lease agreements meeting the definition of a capital lease are capitalized and are depreciated over the shorter of their useful lives or the lease period. Assets acquired under capital leases and the related capital lease obligations are recorded at the lesser of the present value of the future lease obligations or the estimated fair value of the equipment. Interest related to capital leases is determined based upon the effective yield implicit in the lease.

Operating Leases – Payments for property and equipment utilized under agreements meeting the definition of an operating lease are recorded as an expense on a straight-line basis over the lease term, even if the payments are not made on such a basis. Benefits received and receivable as an incentive to sign an operating lease are similarly spread on a straight-line basis over the lease term.

Income Taxes

GMSL has elected to be taxed in the United Kingdom (“UK” using the tonnage tax regime effective January 1, 2011 for a period of 10 years. Under the tonnage tax regime, taxes are charged based upon the net tonnage of qualifying ships owned by GMSL.

The Company, including GMSL, generate or may generate profits or losses in the UK or elsewhere (primarily Singapore) that are not subject to the tonnage tax regime. In those circumstances, such profits and losses are generally subject to corporate level income taxes. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of transactions and events for profits and losses subject to corporate level income tax. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement bases and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. If necessary, deferred tax assets are reduced by a valuation allowance to an

Bridgehouse Marine Limited

Notes to Financial Statements

Years Ended December 31, 2013 and 2012

amount that is determined to be more likely than not recoverable. Significant estimates and assumptions about future taxable income and future tax consequences are made when determining the amount of the valuation allowance.

The Company accounts for uncertain tax positions in accordance with ASC No. 740, Income Taxes (ASC 740). ASC 740 clarifies the accounting for uncertainty in income taxes recognized in the financial statements. Expected outcomes of current or anticipated tax examinations, refund claims and tax-related litigation and estimates regarding additional tax liability (including interest and penalties thereon) or refunds resulting therefrom will be recorded as a component of income tax provision or benefit based on the guidance provided by ASC 740 to the extent applicable.

Pensions

GMSL operates various pension schemes comprising both defined benefit schemes and defined contribution schemes. The company also makes contributions on behalf of employees who are members of the Merchant Navy Officers Pension Fund (MNOPF).

For the defined benefit schemes and the MNOPF scheme the amounts charged to operating profit are the current service costs and the gains and losses on settlements and curtailments. These are included as part of staff costs. Past service costs are recognized immediately in the profit and loss account if the benefits have vested. If the benefits have not vested immediately, the costs are recognized over the period until the vesting occurs. Actuarial gains and losses are recognized immediately in other comprehensive income.

Defined benefit schemes are funded with the assets of the scheme held separately from those of the Group, in separate trustee administered funds. Pension scheme assets are measured at fair value and liabilities are measured on an actuarial basis using the projected unit method and discounted at a rate of equivalent currency and term to the scheme liabilities. Valuations are obtained annually and the resulting defined benefit asset or liability is presented separately after net assets on the face of the balance sheet.

For the defined contribution schemes the amount charged to the income statement in respect of pension costs is the contributions payable in the year. Differences between contributions payable in the year and contributions actually paid are shown as either accruals or prepayments in the balance sheet.

Research and Development

Research and development costs are expensed as incurred.

Concentration of Credit Risk

Financial instruments that potentially expose the Company to credit risk consist primarily of cash and cash equivalents.

Cash and cash equivalents are maintained in financial institutions in the United Kingdom and Singapore and, at times, balances on deposit may exceed the level of government provided insurance per depositor per institution. The Company has not experienced any losses related to these balances.

New Accounting Pronouncements

In July 2013, an update was issued to the Income Taxes Topic No. 740, ASU 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists,” which indicates that an unrecognized tax benefit, or a portion of an

Bridgehouse Marine Limited

Notes to Financial Statements

Years Ended December 31, 2013 and 2012

unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date. The ASU is effective for non-public entities for fiscal years beginning after December 15, 2014. Early adoption and retrospective application is permitted. The Company is currently evaluating the impact, if any, that this pronouncement may have on its financial position or results of future operations.

In March 2013, an update was issued to the Foreign Currency Matters Topic No. 830, ASU 2013-05, “Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity,” which indicates that the entire amount of a cumulative translation adjustment related to an entity’s investment in a foreign entity should be released when there has been a (1) sale of a subsidiary or group of net assets within a foreign entity and the sale represents the substantially complete liquidation of the investment in the foreign entity; (2) loss of a controlling financial interest in an investment in a foreign entity; or (3) step acquisition for a foreign entity. The ASU is effective for non-public entities for fiscal years beginning after December 15, 2014. Early adoption is permitted and this accounting update should be applied prospectively from the beginning of the fiscal year of adoption. The Company is currently evaluating the impact, if any, that this pronouncement may have on its financial position or results of future operations.

In February 2013, an update was issued to the Liabilities Topic No. 405, ASU 2013-04, “Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date,” which indicates reporting entities are required to measure obligations resulting from certain joint and several liability arrangements where the total amount of the obligation is fixed as of the reporting date, as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among co-obligors and any additional amounts the reporting entity expects to pay on behalf of its co-obligors. The ASU is effective for non-public entities for fiscal years beginning after December 15, 2014. The amendments shall be applied retrospectively to all prior periods presented for those obligations within the scope of this Subtopic that exist at the beginning of an entity’s fiscal year of adoption. Early adoption is permitted. The Company is currently evaluating the impact, if any, that this pronouncement may have on its financial position or results of future operations.

In May 2014, the FASB and IASB issued their final standard on revenue from contracts with customers. The standard, issued as ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” by the FASB and as IFRS 15 by the IASB, outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that “an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.” In applying the revenue model to contracts within its scope, an entity:

•	Identifies the contract(s) with a customer (step 1).

Bridgehouse Marine Limited

Notes to Financial Statements

Years Ended December 31, 2013 and 2012

•	Identifies the performance obligations in the contract (step 2).

•	Determines the transaction price (step 3).

•	Allocates the transaction price to the performance obligations in the contract (step 4).

•	Recognizes revenue when (or as) the entity satisfies a performance obligation (step 5).

The ASU applies to all contracts with customers except those that are within the scope of other topics in the FASB Accounting Standards Codification. Certain of the ASU’s provisions also apply to transfers of nonfinancial assets, including in-substance nonfinancial assets that are not an output of an entity’s ordinary activities (e.g., sales of (1) property, plant, and equipment; (2) real estate; or (3) intangible assets). Existing accounting guidance applicable to these transfers (e.g., ASC 360-20) has been amended or superseded. Compared with current U.S. GAAP, the ASU also requires significantly expanded disclosures about revenue recognition. The standard is effective the Company in the for annual periods beginning after December 15, 2016, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized disclosures). The Company is currently evaluating the impact of the pending adoption of ASU 2014-09 on its consolidated financial statements and have not yet determined the method by which we will adopt the standard in 2017.

In April 2014, an update was issued to the Presentation of Financial Statements Topic No. 205 and Property, Plant and Equipment Topic No. 360, ASU 2014-08, “Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity”, which changes the criteria for reporting discontinued operations. The ASU revises the definition of a discontinued operation and expands the disclosure requirements. Entities should not apply the amendments to a component of an entity that is classified as held for sale before the effective date even if it is disposed of after the effective date. That is, the ASU must be adopted prospectively. Early adoption is permitted, but only for disposals (or classifications as held for sale) that have not been previously reported in the financial statements. The Company’s effective date for adoption is January 1, 2015. The Company does not expect this accounting update to have a material effect on its consolidated financial position, results of operations, or its financial statements taken as a whole.

In August 2014, the FASB issued ASU 2014-15 “Presentation of Financial Statements - Going Concern”. The guidance in this Update applies to all entities. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this Update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The amendments of ASU 2014-15, when adopted, are not expected to have a material impact on the Company’s consolidated financial statements.

Bridgehouse Marine Limited

Notes to Financial Statements

Years Ended December 31, 2013 and 2012

3	Accounts Receivable

Accounts receivable consist of the following (in thousands):

	December 31, 2013	December 31, 2012
Trade receivables	£16,248	£27,166
Less: allowance for doubtful accounts	751	68

	£15,497	£27,098

4	Inventory

Inventories consist of the following (in thousands):

	December 31, 2013	December 31, 2012
Raw materials	£4,844	£4,209
Work in progress	1,021	47

	£5,865	£4,256

5	Property, Plant and Equipment

Property, plant and equipment consist of the following (in thousands):

	December 31, 2013	December 31, 2012
Land and buildings	£12,494	£12,496
Cable-ships and submersibles	217,728	216,219
Transportation equipment	12,943	12,951
Construction in progress	7,108	889

	250,273	242,555
Less: accumulated depreciation and amortization	178,551	172,511

	£71,722	£70,044

Depreciation expense was £7,563,000 and £9,709,000 for the years ended December 31, 2013 and 2012, respectively.

As of December 31, 2013 and 2012, the Company held assets under capital leases of £53,805,062 and £58,209,773, net of accumulated depreciation of £81,892,601 and £77,487,890, respectively, of cable-ships and submersibles.

6	Long term debt - capital lease obligations

The Company is a party to four leases to finance the use of four vessels: the Innovator (such applicable lease, the “Innovator Lease”), the Cable Retriever (such applicable lease, the “Retriever Lease”) the Sovereign (such applicable lease, the “Sovereign Lease”), and the Wave Sentinel (such applicable lease, the “Sentinel lease). The Innovator Lease expires in 2018, subject to the Company’s ability to extend the Innovator Lease for four one-year periods through 2022. The principal amount thereunder bears interest at the rate of approximately 10.4%. The Retriever Lease expires in 2023.

Bridgehouse Marine Limited

Notes to Financial Statements

Years Ended December 31, 2013 and 2012

The principal amount thereunder bears interest at the rate of approximately 4.0%. The Sovereign lease expires in January 2014. The principal amount thereunder bears interest at the rate of approximately 12.5%. The Sentinel lease expires in January 2014. The principal amount thereunder bears interest at the rate of approximately 11.5%. Three of the company’s four capital leases include the options to purchase leased vessels.

Capital lease obligations consist of the following (in thousands):

2014	£9,497
2015	5,151
2016	5,318
2017	5,487
2018	6,823
Thereafter	25,360

Total minimum lease payments	£57,636
Less: Amounts representing interest	1,536

Present value of future minimum lease payments	£56,100
Less: Current portion	9,497

Capital Lease obligation, long-term portion	£46,603

As part of the settlement of the Sovereign and Sentinel leases in January 2014 part of the amount due was refinanced with a long term bank loan of £11,976,048. Capital lease obligations above reflect the maturity of obligations following the refinancing.

7	Income Taxes

The majority of the Company’s assets are subject to the tonnage tax regime in the UK as described in Note 2. For the years ended December 31, 2013 and 2012, the Company recorded tonnage tax expense of approximately £12,624 and £12,134 respectively, included within the current taxes in the table below. Tonnage tax assets are generally not subject to deferred taxes so long as the Company intends to remain subject to such regime in the future.

The Company is subject to corporate level income tax in Singapore. The provisions (benefits) for income taxes for the years ended December 31, 2013 and 2012 are as follows (in thousands):

	Years Ended December 31,
	2013	2012
Current taxes	£10	£15
Deferred taxes	—	(80)

Income tax expense (benefit)	£10	£(65)

Bridgehouse Marine Limited

Notes to Financial Statements

Years Ended December 31, 2013 and 2012

The provision for (benefit from) income taxes differed from the amount computed by applying the statutory income tax rate to income (loss) before income taxes due to the following items for the years ended December 31, 2013 and 2012 (in thousands):

	Years Ended December 31,
	2013	2012
Tax provision (benefit) at statutory rate	£(84)	£(84)
Permanent differences	100	52
Change in valuation allowance	—	—
Foreign taxes	—	—
Utilisation of deferred tax benefits	(16)	(50)
Other	—	2

Income tax (benefit) expense	£—	£(80)

Deferred income taxes are recognized to account for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each period-end, based on enacted tax laws and statutory income tax rates applicable to periods in which the differences are expected to affect taxable income. Deferred tax balances are comprised of the following as of December 31, 2013 and 2012 (in thousands):

	December 31, 2013	December 31, 2012
Net operating loss carryforwards	£30,156	£34,183
Other deferred tax assets	—	—
Deferred tax liabilities	(618)	(652)
Valuation allowance	30,156	34,183

Net deferred taxes	£(618)	£(652)

The Company’s deferred tax assets consist primarily of net operating loss carryforwards generated through its subsidiary in Singapore and certain differences in the timing of deductions related to capital assets in Singapore. The Company has provided a full valuation allowance for its deferred tax assets because it has determined that it is not more likely than not that such amounts will be recoverable. In determining the need for a valuation allowance, the Company evaluates all available evidence including the availability of future taxable income against which to offset such assets and other tax planning strategies. The valuation allowance has decreased by £4,027,000 and £2,972,000 for the years ended December 31, 2013 and 2012, respectively.

The Company has net operating loss carryforwards of approximately £151,098,356 are available for use in the UK and Singapore, subject to certain potential restrictions and limitations, these losses have no expiration date.

The Company accounts for uncertain tax positions in accordance with the provision of ASC No. 740-10, Income Taxes (ASC 740). Under ASC 740, uncertain tax positions are recorded when it is more likely than not that such positions will be sustained if reviewed by the relevant taxing authorities. The Company records any interest and penalties associated with uncertain tax positions as a component of income taxes. The Company remains subject to regulatory review in various jurisdictions for 2013.

8	Stockholders’ Equity

The Company has a single class of ordinary shares for which 2,000,000 shares have been authorized for issuance with a par value of £1 per share. As of December 31, 2013 and 2012, 1,266,000 of such ordinary shares is issued and outstanding.

Bridgehouse Marine Limited

Notes to Financial Statements

Years Ended December 31, 2013 and 2012

9	Commitments and Contingencies

Operating Leases

Future minimum lease payments under non-cancellable operating leases are as follows (in thousands):

Year Ending December 31,
2014	£1,399
2015	1,404
2016	1,410
2017	1,090
2018	835
Thereafter	6,934

£13,072

The Company’s rent expense under operating leases was £1,288,505 and £1,194,510 for the years ended December 31, 2013 and 2012, respectively.

Purchase Commitments

As of December 31, 2013, the Company had unrecorded commitments to purchase additional capital assets in the approximate amount of £732,000.

Litigation

Besides the dispute associated with the sale of GME discussed in Note 2, the Company is subject to claims and legal proceedings that arise in the ordinary course of business. Such matters are inherently uncertain, and there can be no guarantee that the outcome of any such matter will be decided favorably to the Company or that the resolution of any such matter will not have a material adverse effect upon the Company’s business, consolidated financial position, results of operations or cash flow. The Company does not believe that any of such pending claims and legal proceedings besides the dispute settled in 2014 associated with the sale of GME will have a material effect on its business, consolidated financial position, results of operations or cash flow.

Bridgehouse Marine Limited

Notes to Financial Statements

Years Ended December 31, 2013 and 2012

10	Long term investments

The Company has investments in various entities for which it exercise significant influence as described in Note 2. The name and nature of each investment in those entities is listed below:

	Ownership Interest and Security Class	Country of Registration or incorporation	Nature of Business	Accounting period end

Sembawang Cable Depot Pte Limited**	40% common shares	Singapore	Cable storage	March 31
International Cableship Pte Limited**	30% common shares	Singapore	Ship operator	March 31

Visser Smit – Global Marine VOF**	50% partnership interest	Netherlands	Wind farm installation	December 31

Sino British Submarine Systems Co Ltd**	49% common shares	China	Submarine telecommunications	December 31
Shanghai Jian Long**	39.2% common shares (effective)****	China	Submarine telecommunications	December 31
Huawei Submarine Systems Co Ltd**	49% common shares	Hong Kong	Investment	December 31
Huawei Marine Networks Ltd**	49% common shares (effective) ***	China	Submarine telecommunications	December 31

**	Undertaking held indirectly by the principal trading subsidiary
***	Huawei Marine Networks Ltd is 100% owned by Huawei Submarine Systems Co Ltd; therefore the company effectively owns 49% of Huawei Marine Networks Ltd.
****	Shanghai Jian Long is 80% owned by Sino British Submarine Systems Co Ltd; therefore the company effectively owns 39.2% of Shanghai Jian Long

A rollforward of activity related to investments in long term investments accounted for under the equity method is as follows:

(in thousands)	Carrying Amount

Balance, January 1, 2013	£47,912
Exchange rate revaluation	(874)
Additions	126
Dividends received	(3,109)
Equity in the income or losses	2,798
Disposal	(186)

Balance, December 31, 2013	£46,667

During 2013 the Company invested £126,000 (2012 - £506,000) into Global Marine Energy Inc. by way of equity loans. This company was dissolved as at July 23, 2013 and the Company recorded £186,000 loss upon its dissolution.

The Company has no financial commitments to long term investments, has not provided any guarantees or is otherwise obligated with respect to any contingencies or its long term investments.

Bridgehouse Marine Limited

Notes to Financial Statements

Years Ended December 31, 2013 and 2012

The following condensed financial information is provided for long term investments:

(in thousands)	December 31, 2013	December 31, 2012
Current assets	£46,572	£49,970
Non-current assets	24,768	26,740
Current liabilities	(24,673)	(28,828)
Non-current liabilities	—	—

	Years Ended December 31,
	2013	2012
Revenues	£45,026	£57,417
Net income (loss)	2,798	3,909

11	Pension Plans

The Company has established a number of pension schemes and contribute to other pension schemes around the world covering many of its employees. The principal funds are those in the UK comprising The Global Marine Systems Pension Plan, The Global Marine Personal Pension Plan (established in 2008), and Global Marine Systems (Guernsey) Pension Plan. A number of employees are members of the Merchant Navy Officers Pension Fund, a centralised defined benefit scheme to which the Company contributes.

The Global Marine Systems Pension Plan, the Global Marine Systems (Guernsey) Pension Plan and the Merchant Navy Officers Pension Fund are defined benefit plans with assets held in separate trustee administered funds. However as the Global Marine Systems (Guernsey) Pension Plan, which operates both a Career Average Re-valued Earnings (“CARE”) defined benefit section and a defined contribution section is small with few members, the scheme is accounted for as defined contribution type plan. The Global Marine Personal Pension Plan is predominantly of the money purchase type.

The Global Marine Systems Pension Plan was a hybrid, exempt approved, occupational pension scheme for the majority of staff, which provides pension and death in service benefits. The defined benefit section of the Plan provided final salary benefits up to December 31, 2003 and CARE benefits from January 1, 2004. In 2008 the defined contribution section was closed to new contributions and all the accumulated funds attributable to the defined contribution members were transferred to a Contracted in Money Purchase Scheme (“CIMP”) set up by the Company. These funds were held on behalf of the defined contribution members and were all transferred to the Global Marine Personal Pension plan of each member on or before 30 June 2009. From August 31, 2006 the defined benefit section of the Scheme closed to future accrual and active members were offered membership of the existing defined contribution section (with some enhanced benefits).

Global Marine Systems Pension Plan – Defined Benefit Section

The defined benefit section of the Global Marine Systems Plan (prior to its closure on August 31, 2006) was contributory, with employees contributing between 5% and 8% (depending on their age) and the employer contributing at a rate of 9.2% of pensionable salary plus deficit contributions of £950,000 per annum.

The defined benefit section of the Global Marine Systems Pension Plan is funded by the payment of contributions determined with the advice of qualified independent actuaries on the basis of triennial valuations using the projected unit method.

Bridgehouse Marine Limited

Notes to Financial Statements

Years Ended December 31, 2013 and 2012

The most recent full actuarial valuation was conducted as of December 31, 2013. The main assumptions used were that Retail Price Inflation would be 3.7% per annum, Consumer Price Inflation would be 2.7% per annum, the rate of return on investments (pre-retirement) would be would be 5.5% per annum, the rate of return on investments (post-retirement) would be 4.5% per annum, with pensions increasing by 3.0% per annum.

At the actuarial valuation date the market value of the defined benefit section’s assets amounted to £88,980,000. On a statutory funding objective basis the value of these assets covered the value of technical provisions by 74%.

Following the 2013 actuarial valuation contributions are payable by the Company as follows:

•	£312,500 payable every month during calendar year 2014;

•	£333,334 payable every month during calendar years 2015 to 2018 inclusive;

•	£375,000 payable every month during calendar years 2019 to May 2021 inclusive;

•	£100,000 payable in June 2021

•	Profit-related component. The Company will pay 10% of profits after tax before dividends. This will be paid up to two years following the year end to enable budgeting and cash flow control.

•	Dividend-related component. The Company will pay a cash sum equal to 50% of any future dividend payments excluding an agreed initial dividend of up to £5m.

Global Marine Personal Pension Plan

This is a defined contribution pension scheme and is contributory from the employee; the rate of contributions is split as follows:

•	ex CARE employees contributing between 2.5% and 7.5% and the employer contributing at a matching rate plus an additional 5% fixed contributions,

•	defined contribution employees contributing between 2% and 7.5% and the employer contributing at a matching rate.

For the years ended December 31, 2013 and 2012, the Company made matching contributions of £1,055,000 and £1,009,000, respectively.

Merchant Navy Officers Pension Fund

The Merchant Navy Officers Pension Fund is funded by the payment of contributions determined with the advice of qualified independent actuaries on the basis of triennial valuations using the projected unit method.

The most recent available full actuarial valuation was conducted as at 31 March 2012. The main assumptions used were that Retail Price Inflation would be 3.2% per annum, Consumer Price Inflation would be 2.2% per annum, the rate of return on investments (pre-retirement) would be 5.7% per annum, the rate of return on investments (post-retirement) would be 4.0% per annum and the rate of salary increases 4.2% per annum with pensions increasing by 3.0% per annum.

At the actuarial valuation date the market value of the total assets in the scheme amounted to £2,169m of which 0.05594% (£1,213k) relates to the Global Marine Systems Group. On an on-going basis the value of these assets, together with the deficit contributions receivable from the 2003 / 2006 / 2009 of £340m, covered the value of pensioner’ liabilities, preserved pension liabilities for former employees and the value of benefits for active members based on accrued service and projected salaries, to the extent of 94%.

Following the 2012 actuarial valuation, contributions are payable by the Group as follows:

•	Increase Employer contributions to 20% of pensionable salaries from 1 October 2013.

Bridgehouse Marine Limited

Notes to Financial Statements

Years Ended December 31, 2013 and 2012

Global Marine Systems (Guernsey) Pension Plan

The defined benefit section of the Guernsey Scheme is contributory, with employees contributing between 5% and 8% (depending on their age), the employer ceased contributing after July 2004. The defined contribution section is also contributory, with employees contributing between 2% and 7.5% (depending on their age and individual choice) and the employer contributing at a matching rate.

The defined benefit section of the Guernsey Scheme is funded by the payment of contributions determined with the advice of qualified independent actuaries on the basis of triennial valuations using the projected unit method.

An actuarial valuation was conducted as of December 31, 2010. The principal actuarial assumptions used by the actuary were investment returns of 5.7% per annum pre-retirement, 4.8% per annum post-retirement, inflation of 3.7% per annum and pension increases of 3.4% per annum.

At the valuation date the market value of the assets amounted to £1,267,000. The results show a past service shortfall of £390,000 corresponding to a funding ratio of 76%.

Following the actuarial valuation as at December 31, 2010, contributions are as follows:

•	19.5% of Pensionable Salaries from January 1, 2012 for future final salary benefits and management expenses.

•	Seven annual contributions of £66,000 on each December 31, 2014 to 2020.

Collectively hereafter, the defined benefit plans will be referred to as the “Plans”.

Obligations and Funded Status

For all company sponsored defined benefit plans and our portion of the Merchant Navy Officers Pension Fund, the benefit obligation is the “projected benefit obligation,” the actuarial present value, as of our December 31 measurement date, of all benefits attributed by the pension benefit formula to employee service rendered to that date. The amount of benefit to be paid depends on a number of future events incorporated into the pension benefit formula, including estimates of the average life of employees/survivors and average years of service rendered. It is measured based on assumptions concerning future interest rates and future employee compensation levels.

The following table presents this reconciliation and shows the change in the projected benefit obligation for the Plans for the years ended December 31:

	Years Ended December 31,
(in thousands)	2013	2012
Projected benefit obligation at beginning of year	£110,216	£100,634
Service cost - benefits earned during the period	54	59
Interest cost on projected benefit obligation	5,000	4,853
Contributions	26	29
Actuarial (gain) loss	8,894	7,833
Benefits paid	(3,046)	(3,192)

Projected benefit obligation at end of year	£121,144	£110,216

Bridgehouse Marine Limited

Notes to Financial Statements

Years Ended December 31, 2013 and 2012

The following table presents the change in the value of the assets of the Plans for the years ended December 31 and the plans’ funded status at December 31:

	Years Ended December 31,
(in thousands)	2013	2012
Fair value of plan assets at beginning of year	£84,614	£78,655
Actual return on plan assets	4,852	7,337
Benefits paid	(3,046)	(3,192)
Contributions	3,631	1,814

Fair value of plan assets at end of year	90,051	84,614

Unfunded status at end of year	£31,093	£25,602

Amounts recognized in the consolidated balance sheet of the Company at December 31 are listed below:

	As of December 31,
(in thousands)	2013	2012
Pension Liability	£31,093	£25,602

Net amount recognized	£31,093	£25,602

The accumulated benefit obligation for the Plans represents the actuarial present value of benefits based on employee service and compensation as of a certain date and does not include an assumption about future compensation levels. The accumulated benefit obligation for the Plans was £121,144 at December 31, 2013, and £110,216 at December 31, 2012.

At December 31, 2013 and 2012, contributions of £43,479 and £42,637, respectively were due to be payable to the Plans.

Net Periodic Benefit Cost and Other Amounts Recognized in Other Comprehensive Income

Periodic Benefit Costs

The aggregate net pension cost recognized in the Company’s consolidated statements of operations and comprehensive loss was £9,096 and £5,408 for the years ended December 31, 2013 and 2012. The following table presents the components of net periodic benefit cost:

	Years Ended December 31,
(in thousands)	2013	2012
Service cost – benefits earned during the period	£54	£59
Interest cost on projected benefit obligation	5,000	4,853
Expected return on assets	(5,675)	(5,222)
Amortization of prior service credit	—	—
Actuarial loss	9,717	5,718

Net pension cost	£9,096	£5,408

Of the amounts presented above, income of £621,000 and £310,000 has been included in cost of revenue and £9,717,000 and £5,718,000 included in other comprehensive loss for December 31, 2013 and 2012 respectively.

Bridgehouse Marine Limited

Notes to Financial Statements

Years Ended December 31, 2013 and 2012

In determining the net periodic pension cost for the Plans, the Company used the following weighted average assumptions:

The pension increase assumption is that for benefits increasing with RPI limited to 5% per annum, to which the majority of the Plan’s liabilities relate. The Group employs a building block approach in determining the long-term rate of return of pension plan assets. Historical markets are studied and assets with higher volatility are assumed to generate higher returns consistent with widely accepted capital market principles. The overall expected rate of return on assets is then derived by aggregating the expected return for each asset class over the actual asset allocation for the Plans as of December 31, 2013.

	Years Ended December 31,
	2013	2012
Discount rate	4.50%	4.60%
Rate of compensation increases (MNOPF only)	4.85%	4.45%
Rate of future RPI inflation	3.35%	2.95%
Rate of future CPI inflation	2.35%	2.25%
Pension increases in payment	3.20%	2.85%
Long-term rate of return on Assets	5.32%	6.61%

Bridgehouse Marine Limited

Notes to Financial Statements

Years Ended December 31, 2013 and 2012

Other Changes in Benefit Obligations Recognized in Other Comprehensive Income

The following tables present the after-tax changes in benefit obligations recognized in comprehensive income and the after-tax prior service credits that were amortized from accumulated other comprehensive income into net periodic benefit costs:

	Years Ended December 31,
(in thousands)	2013	2012
Net loss (gain)	£9,717	£5,718
Prior service cost (credit)	—	—
Amortization of net loss (gain) and prior service cost (credit)	—	—

Total recognized in net periodic benefit cost and other comprehensive income	£9,717	£5,718

	Years Ended December 31,
(in thousands)	2013	2012
Balance, beginning of year	£26,223	£20,505

Prior service (cost) credit	—	—
Amortization of prior service credit	—	—
Actuarial (gain) loss	9,717	5,718

Total recognized in other comprehensive (income) loss	9,717	5,718

Balance, end of year	£35,940	£26,223

The estimated loss for pension benefits that will be amortized from accumulated other comprehensive income into net periodic benefit cost in fiscal year 2014 year will be £132,000.

Estimated Future Benefit Payments

Expected benefit payments are estimated using the same assumptions used in determining the Plan’s benefit obligation at December 31, 2013. Because benefit payments will depend on future employment and compensation levels, average years employed, average life spans, and payment elections, among other factors, changes in any of these factors could significantly affect these expected amounts. The following table provides expected benefit payments under our pension and postretirement plans:

(in thousands)
2014	£3,143
2015	3,244
2016	3,348
2017	3,455
2018	3,565
Years 2019 - 2023	19,614

Aggregate expected contributions in the coming fiscal year are expected to £3,804,000.

Plan Assets – Description of plan assets and investment objectives

The assets of the Plans consist primarily of private and public equity, government and corporate bonds, among others. The asset allocations of the Plans are maintained to meet regulatory requirements where applicable. Any contributions to the Plans are made to a pension trust for the benefit of plan participants.

Bridgehouse Marine Limited

Notes to Financial Statements

Years Ended December 31, 2013 and 2012

The principal investment objectives are to ensure the availability of funds to pay pension benefits as they become due under a broad range of future economic scenarios, to maximize long-term investment return with an acceptable level of risk based on our pension and postretirement obligations, and to be broadly diversified across and within the capital markets to insulate asset values against adverse experience in any one market. Each asset class has broadly diversified characteristics. Substantial biases toward any particular investing style or type of security are sought to be avoided by managing the aggregation of all accounts with portfolio benchmarks. Asset and benefit obligation forecasting studies are conducted periodically, generally every two to three years, or when significant changes have occurred in market conditions, benefits, participant demographics or funded status. Decisions regarding investment policy are made with an understanding of the effect of asset allocation on funded status, future contributions and projected expenses.

The plans’ weighted-average asset targets and actual allocations as a percentage of plan assets, including the notional exposure of future contracts by asset categories at December 31, are as follows:

	Target	December 31, 2012
Equities	60%	62.1%
Index linked bonds	15%	14.8%
Fixed interest bonds	25%	23.0%
Other	0%	0.1%

Total		100%

	Target	December 31, 2013
Liability hedging	25.0%	21.5%
Equities	24.2%	24.6%
Hedge funds	24.7%	25.5%
Corporate bonds	13.8%	14.9%
Emerging markets	5.6%	5.0%
Property	3.7%	4.0%
Other	3.0%	4.5%

Total		100%

Bridgehouse Marine Limited

Notes to Financial Statements

Years Ended December 31, 2013 and 2012

Investment Valuation

The Company’s plan investments related to the Global Marine Systems Pension Plan consist of the following:

	Years Ended December 31,
	2013	2012
(in thousands)
Equities	£21,741	£51,762
Liability Hedging Assets	19,035	—
Hedge Funds	22,505	—
Index Linked Government Bonds	—	12,291
Corporate Bonds	13,157	19,183
Emerging markets-equities and bonds	4,396	—
Property	3,496	—
Other	3,991	88

Total market value of assets	88,321	83,324
Present value of liabilities	(119,524)	(108,738)

Net pension liability	(31,203)	(25,414)

The Company’s plan investments related to the Merchant Navy Officers Pension Fund consist of the following:

	Years Ended December 31,
	2013	2012
(in thousands)
Equities	£433	£599
Fixed Interest Government Bonds	—	419
Hedge Funds	121	—
Corporate Bonds	433	209
LDI Strategy	623	—
Property	35	35
Other	85	28

Total market value of assets	1,730	1,290
Present value of liabilities	(1,620)	(1,478)

Net pension asset / (liability)	110	(188)

Investments are stated at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See Note 2 for a discussion of fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. Generally, investments are valued based on information provided by fund managers to our trustee as reviewed by management and its investment advisers.

Investments in securities traded on a national securities exchange are valued at the last reported sales price on the last business day of the year. If no sale was reported on that date, they are valued at the last reported bid price. Investments in securities not traded on a national securities exchange are valued using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. Over-the-counter (OTC) securities and government obligations are valued at the bid price or the average of the bid and asked price on the last business day of the year from published sources where available and, if not available, from other sources considered reliable. Depending on the types and contractual terms of OTC derivatives, fair value is measured using a series of techniques, such as Black-Scholes option pricing model, simulation models or a combination of various models.

Alternative investments, including investments in private equities, private bonds, limited partnerships, hedge funds, real assets and natural resources, do not have readily available market values. These estimated fair values may differ significantly from the values that would have been used had a ready market for these investments existed, and such differences could be material. Private equity, private bonds, limited partnership interests, hedge funds and other investments not having an established

Bridgehouse Marine Limited

Notes to Financial Statements

Years Ended December 31, 2013 and 2012

market are valued at net asset values as determined by the investment managers, which management has determined approximates fair value. Private equity investments are often valued initially based upon cost; however, valuations are reviewed utilizing available market data to determine if the carrying value of these investments should be adjusted. Such market data primarily includes observations of the trading multiples of public companies considered comparable to the private companies being valued. Investments in real assets funds are stated at the aggregate net asset value of the units of these funds, which management has determined approximates fair value. Real assets and natural resource investments are valued either at amounts based upon appraisal reports prepared by appraisers or at amounts as determined by an internal appraisal performed by the investment manager, which management has determined approximates fair value.

Purchases and sales of securities are recorded as of the trade date. Realized gains and losses on sales of securities are determined on the basis of average cost. Interest income is recognized on the accrual basis. Dividend income is recognized on the ex-dividend date.

The following table sets forth by level, within the fair value hierarchy, the pension assets and liabilities at fair value as of December 31, 2013 for the Global Marine Systems Pension Plan:

	Level 1	Level 2	Level 3	Total
Equities	£—	£21,741	£—	£21,741
Liability Hedging	—	19,035	—	19,035
Hedge Funds	—	22,505	—	22,505
Corporate Bonds		13,157	—	13,157
Emerging markets-equities and bonds	—	4,396	—	4,396
Property	—	3,496	—	3,496
Other	—	3,991	—	3,991

Total Plan Net Assets	£—	£88,321	£—	£88,321

The following table sets forth by level, within the fair value hierarchy, the pension assets and liabilities at fair value as of December 31, 2013 for the Merchant Navy Officers Pension Fund:

	Level 1	Level 2	Level 3	Total
Equities	£—	£—	£433	£433
LDI strategy	—	—	623	623
Hedge Funds	—	—	121	121
Corporate Bonds		—	433	433
Property	—	—	35	35
Other	—	—	85	85

Total Plan Net Assets	£—	£—	£1,730	£1,730

The tables below set forth a summary of changes in the fair value of the Level 3 pension assets for the year ended December 31, 2013 for the Merchant Navy Officers Pension Fund:

Balance at beginning of year	£1,290
Actual return on Plan Assets	(269)
Interest and dividends	—
Contributions	776
Benefits Paid	(67)

Balance at end of year	£1,730

Bridgehouse Marine Limited

Notes to Financial Statements

Years Ended December 31, 2013 and 2012

The following table sets forth by level, within the fair value hierarchy, the pension assets and liabilities at fair value as of December 31, 2012 for the Global Marine Systems Pension Plan:

	Level 1	Level 2	Level 3	Total
Equities	£51,762	£—	£—	£51,762
Index-linked gilts	12,291	—	—	12,291
Corporate Bonds	19,183	—	—	19,183
Other	88	—	—	88

Total Plan Net Assets	£83,324	£—	£—	£83,324

The following table sets forth by level, within the fair value hierarchy, the pension assets and liabilities at fair value as of December 31, 2012 for the Merchant Navy Officers Pension Fund:

	Level 1	Level 2	Level 3	Total
Equities	£—	£—	£599	£599
Fixed interest gilts	—	—	419	419
Corporate Bonds		—	209	209
Property	—	—	35	35
Other	—	—	28	28

Total Plan Net Assets	£—	£—	£1,290	£1,290

The tables below set forth a summary of changes in the fair value of the Level 3 pension assets for the year ended December 31, 2012 for the Merchant Navy Officers Pension Fund:

Balance at beginning of year	£2,183
Actual return on Plan Assets	(905)
Interest and dividends	—
Contributions	76
Benefits Paid	(64)

Balance at end of year	£1,290

Bridgehouse Marine Limited

Notes to Financial Statements

Years Ended December 31, 2013 and 2012

12	Related party transactions

a)	Detail of transactions with the Company during the year and balances outstanding at the year-end are given in respect to the unconsolidated subsidiaries discussed in Note 10 above.

Year Ended December 31, 2013	NTT World Engineering Marine Inc	International Cableship Pte Limited	Sino British Submarine Systems Co Ltd	Sembawang Cable Depot Pte Limited	Huawei Marine Networks Ltd
(in thousands)
Statement of Operations
Revenue	—	—	£1,499	—	£7,532
Operating costs	—	—	(118)	—	(127)
Capital lease interest	—	(1,212)	—	—	—
Dividends received	—	1,836	878	249	—

Balance Sheet
Accounts receivable	—	—	363	—	158
Obligations under capital leases	—	(1,306)	—	—	—
Trade creditors	—	—	(1)	—	—

Obligations under capital leases	—	£(26,836)	—	—	—

Year Ended December 31, 2012	NTT World Engineering Marine Inc	International Cableship Pte Limited	Sino British Submarine Systems Co Ltd	Sembawang Cable Depot Pte Limited	Huawei Marine Networks Ltd
(in thousands)
Statement of Operations
Revenue	£83	—	£1,017	—	£6,839
Operating costs	—	—	—	—	(119)
Other Income	—	—	—	—	—
Capital lease interest	—	(3,402)	—	—	—
Dividends received	—	22,370	—	1,211	—

Balance Sheet
Prepaid expenses and other current assets	2	—	137	—	2,050
Obligations under capital leases	—	(1,326)	—	—	—
Trade creditors	—	—	(25)	—	—
Obligations under capital leases	—	£(29,723)	—	—	—

b)	Details of transactions during, the year and balances outstanding at the end of, the year are given in respect of the payments made to companies that are related to directors of the Company or persons having a beneficial ownership interest in the Company at the time of the transactions, namely Mr. Andrew Ruhan and Mr. Simon McNally.

During 2013, the Company provided a loan of £1,500,000 (2012: Nil) to Mr Andrew Ruhan (a director and shareholder of the Company) bearing interest of 1% per calendar month increasing to 1.5% after the repayment date of 15 November 2013. The loan and interest accrued were repaid in full on 11 February 2014.

During 2013, the Company provided a loan of £13,000,000 (2012: Nil) to Grenda Investments Limited, a company over which Mr. Andrew Ruhan has significant influence. This loan bears an interest rate of 1% per calendar month increasing to 1.5% after the repayment date of 15 November 2013. The loan and interest accrued were repaid in full on 11 February 2014.

Bridgehouse Marine Limited

Notes to Financial Statements

Years Ended December 31, 2013 and 2012

During 2013, the Company provided a loan of £4,000,000 (2012: Nil) to Bridgehouse Capital Operations Limited, a company in which Mr. Gabriel Ruhan, Mr. Andrew Ruhan and Mr. Stephen Scott (all directors and/or shareholders of the Company) were directors at the time of the transaction. At the year end the balance outstanding, including accrued interest at a rate of 15% per annum, was £4,250,000 (2012: Nil). A full allowance has been provided as of December 31, 2013 against these amounts as the ability of Bridgehouse Capital Operations Limited to repay this is uncertain.

The Company purchased services valued at £21,000 for the year ended December 31, 2012, from Global Cable Recovery Limited, a company in which Mr. Gabriel Ruhan is also a director.

For the years ended December 31, 2013 and 2012, the Group purchased services of £551,000 and £3,492,000, respectively, from Subserve Pro Limited, a company related to Mr. Gabriel Ruhan and Mr. Andrew Ruhan.

For the years ended December 31, 2013 and 2012, the Company purchased services of £261,000 and £230,000, respectively, from Orca Offshore Limited, a company related to Mr. Gabriel Ruhan and Mr. Andrew Ruhan.

For the year ended December 31, 2012, the Company purchased services valued at £2,000,000 from Glen Moar Properties Limited, a company related to Mr. Simon McNally (a director of the Company).

For the year ended December 31, 2012, the Company provided services valued at £309,000 to Bridgehouse Capital Operations Limited, a company related to Mr Stephen Scott ( a director of the Company), Mr. Gabriel Ruhan and Mr. Andrew Ruhan.

For the year ended December 31, 2012, the Company provided services valued at £34,000 to Sentrum India Limited, a company related to Mr. Stephen Scott, Mr. Gabriel Ruhan and Mr. Andrew Ruhan.

For the years ended December 31, 2013 and 2012, the Company provided services valued at £122,000 and £176,000 respectively, and purchased services value at £2,405,000 and £2,199,000, respectively, to and from Global Cable Technology Limited a 65% owned consolidated subsidiary.

13	Subsequent Events

At December 31, 2013 the ultimate controlling party was Ballaugh Holdings Limited. In April 2014 the ultimate controlling party became Dr Gail Cochrane and on 22 September 2014 as described in note 1 the ultimate controlling party became HC2 Holdings Inc.

In August 2014 the company received a claim for £1.8m in relation to a margin guarantee agreement related to the company’s exit from a contract in 2011. There was no indication prior to August 2014 that any pay-out was probable and as such under ASC 450 no related accrual has been recorded in the financial statements at December 31, 2013 or 2012.

The Company has evaluated subsequent events through December 8, 2014, the date on which the financial statements were available to be issued.

There are no other significant subsequent events identified.